Exhibit 10.20

COCA-COLA BOTTLING CO. CONSOLIDATED

OFFICER RETENTION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005)

i

3.2	Reemployment	9

ARTICLE IV DEATH BENEFIT		10

4.1	Amount of Death Benefit Before Payment Begins	10
4.2	Amount of Death Benefit After Annuity Payments Begin	10
4.3	Form of Benefit	10
4.4	Time of Payment	10

ARTICLE V SEVERANCE BENEFIT		11

5.1	Severance Benefit	11
5.2	Reemployment	11

ARTICLE VI CHANGE IN CONTROL BENEFIT		12

6.1	Change in Control	12
6.2	Enlargement of Benefits	13

ARTICLE VII CONDITIONS		14

7.1	Suicide	14
7.2	Noncompetition	14
7.3	Forfeiture for Cause	14
7.4	Special Provisions for “Specified Employees”	14

ARTICLE VIII ADMINISTRATION OF THE PLAN		15

8.1	Powers and Duties of the Plan Administrator	15
8.2	Agents	15
8.3	Reports to the Committee	15
8.4	Limitations on the Plan Administrator	15
8.5	Benefit Elections, Procedures and Calculations	16
8.6	Instructions for Payments	16
8.7	Claims for Benefits	16
8.8	Hold Harmless	17
8.9	Service of Process	17

ARTICLE IX DESIGNATION OF BENEFICIARIES		18

9.1	Beneficiary Designation	18
9.2	Failure to Designate Beneficiary	18

ARTICLE X WITHDRAWAL OF PARTICIPATING COMPANY		19

10.1	Withdrawal of Participating Company	19
10.2	Effect of Withdrawal	19

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ARTICLE XI AMENDMENT OR TERMINATION OF THE PLAN		20

11.1	Right to Amend or Terminate Plan	20
11.2	Notice	20

ARTICLE XII GENERAL PROVISIONS AND LIMITATIONS		21

12.1	No Right to Continued Employment	21
12.2	Payment on Behalf of Payee	21
12.3	Nonalienation	21
12.4	Missing Payee	22
12.5	Required Information	22
12.6	No Trust or Funding Created	22
12.7	Binding Effect	22
12.8	Merger or Consolidation	23
12.9	Entire Plan	23
12.10	Withholding	23
12.11	Compliance with Section 409A of the Code	23
12.12	Construction	23
12.13	Applicable Law	23

iii

Coca-Cola Bottling Co. Consolidated

Officer Retention Plan

(Amended and Restated Effective January 1, 2005)

PREAMBLE

This Plan is designed to enhance the earnings and growth of each Participating Company. The Plan rewards selected key Employees with retirement and survivor benefits. Such benefits are intended to supplement retirement and survivor benefits from other sources. By providing such supplemental benefits, the Plan enables the Participating Company to attract superior key Employees, to encourage them to make careers with the Participating Company, and to give them additional incentive to make the Participating Company more profitable.

The Plan became effective on January 1, 1991 and was amended and restated effective January 1, 1997, July 1, 1998 and January 1, 2001. By this Instrument, Coca-Cola Bottling Co. Consolidated is amending and restating the Plan effective January 1, 2005 to make desired changes. The Committee has reserved the right to amend the Plan from time to time in whole or in part, and the Committee has authorized the amendment and restatement of the Plan set forth below.

ARTICLE I

DEFINITIONS

Whenever used herein and capitalized, the following terms shall have the respective meanings indicated unless the context plainly requires otherwise.

1.1	Affiliate

Any corporation or other entity with respect to which the Company owns directly or indirectly 100% or more of the corporation’s or other entity’s outstanding capital stock or other equity interest, and any other entity with respect to which the Company owns directly or indirectly 50% or more of such entity’s outstanding capital stock or other equity interest and which the Committee designates as an Affiliate.

1.2	Annuity Starting Date

The Annuity Starting Date has the following meanings:

(a)	For payments of a Retirement or Severance Benefit (unless otherwise required by Section 7.4), the first day of the third month following such Retirement or Severance;

(b)	For payments made on account of death, the first day of the third month following receipt by the Plan Administrator of satisfactory proof of death of the Participant; and

(c)	For payment of a Change in Control Benefit (unless otherwise required by Section 7.4 or otherwise elected by the Participant pursuant to Section 6.1(b)(2)), the first day of the third month following the Change in Control.

1.3	Authorized Leave of Absence

Either (a) a leave of absence authorized by the Participating Company, in its sole and absolute discretion (the Participating Company is not required to treat different Employees comparably), provided that the Employee returns to a Participating Company within the period specified, or (b) an absence required to be considered an Authorized Leave of Absence by applicable law.

1.4	Beneficiary

The beneficiary or beneficiaries designated by a Participant pursuant to Article IX to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

1.5	Board

The Board of Directors of the Company.

1.6	Change in Control

Any of the following:

(a)	The acquisition or possession by any person, other than Harrison Family Interests (as defined in Paragraph (e)(1) of this Section), of beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board; or

(b)	At any time when Harrison Family Interests do not have beneficial ownership of shares of the Company’s capital stock having the power to cast more than 50% of the votes in the election of the Board or to otherwise designate a majority of the members of the Board, the acquisition or possession by any person, other than Harrison Family Interests, of beneficial ownership of shares of the Company’s capital stock having the power to cast both (i) more than 20% of the votes in the election of the Board and (ii) a greater percentage of the votes in the election of the Board than the shares beneficially owned by Harrison Family Interests are then entitled to cast; or

(c)	The sale or other disposition of all or substantially all of the business and assets of the Company and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions, other than any such sale or disposition to a person controlled, directly or indirectly, by the Company or to a person controlled, directly or indirectly, by Harrison Family Interests that succeeds to the rights and obligations of the Company with respect to the Plan; or

(d)	Any merger or consolidation of the Company with another entity in which the Company is not the surviving entity and in which either (i) the surviving entity does not succeed to the rights and obligations of the Company with respect to the Plan or (ii) after giving effect to the merger, a “Change in Control” under Subsection (a) or (b) of this Section would have occurred as defined therein were the surviving entity deemed to be the Company for purposes of Subsections (a) and (b) of this Section (with appropriate adjustments in the references therein to “capital stock” and “the Board” to properly reflect the voting securities and governing body of the surviving entity if it is not a corporation).

(e)	For purposes of this Section:

(1)

“Harrison Family Interests” means and includes, collectively, the lineal descendants of J. Frank Harrison, Jr. (whether by blood or adoption), any decedent’s estate of any of the foregoing, any trust primarily for the benefit of any one or more of the foregoing, any person controlled, directly or indirectly, by any one or more of the foregoing, and any person in which any one or more of the foregoing have a majority of the equity interests;

(2)	“person” includes an entity as well as an individual, and also includes, for purposes of determining beneficial ownership, any group of persons acting in concert to acquire or possess such beneficial ownership;

(3)	“beneficial ownership” has the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934;

(4)	“control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person; and

(5)	“subsidiary” of the Company means any person as to which the Company, or another subsidiary of the Company, owns more than 50% of the equity interest or has the power to elect or otherwise designate a majority of the members of its board of directors or similar governing body.

(f)	Notwithstanding any other provision of this Section, the revocable appointment of a proxy to vote shares of the Company’s capital stock at a particular meeting of shareholders shall not of itself be deemed to confer upon the holder of such proxy the beneficial ownership of such shares. If any person other than Harrison Family Interests would (but for this sentence) share beneficial ownership of any shares of the Company’s capital stock with any Harrison Family Interests, then such person shall be deemed the beneficial owner of such shares for purposes of this definition only if and to the extent such person has the power to vote or direct the voting of such shares otherwise than as directed by Harrison Family Interests and otherwise than for the benefit of Harrison Family Interests.

1.7	Change in Control Benefit

The benefit paid to a Participant or, in the event of the Participant’s death, to the Participant’s Beneficiary, in accordance with Section 6.1.

1.8	Code

The Internal Revenue Code of 1986, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.9	Committee

The Compensation Committee of the Board.

1.10	Company

Coca-Cola Bottling Co. Consolidated, a Delaware corporation, and where appropriate any subsidiary thereof, or any entity which succeeds to its rights and obligations with respect to the Plan; provided, however, that for purposes of Section 1.6, “Company” shall mean only Coca-Cola Bottling Co. Consolidated, a Delaware corporation, and any entity which succeeds to its rights and obligations with respect to the Plan.

1.11	Disability Retirement

A Termination of Employment on account of Total Disability which occurs prior to a Participant’s Normal Retirement Date.

1.12	Employee

A person who is a common-law employee of a Participating Company.

1.13	ERISA

The Employee Retirement Income Security Act of 1974, as amended. References thereto shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.14	Normal Retirement

Participant’s Termination of Employment, other than on account of death, on the last day of the month coinciding with or during which the Participant attains age 60.

1.15	Normal Retirement Date

The last day of the month coinciding with or during which the Participant attains age 60.

1.16	ORP Accrued Retirement Benefit

A Participant’s ORP Accrued Retirement Benefit shall be as stated in the schedule attached to the Participant’s ORP Agreement. An example of such a schedule is attached hereto as Exhibit B. The Participant’s ORP Accrued Retirement Benefit shall increase with each Year of Plan Participation the Participant completes.

1.17	ORP Agreement

The Agreement the Participating Company and the Participant enter into pursuant to Article II.

1.18	Participating Company

Subject to the provisions of Article X, “Participating Company” means the Company and any Affiliate which adopts the Plan for the benefit of its selected key Employees. Each Participating Company shall be deemed to appoint the Committee its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Plan Administrator of all the power and authority conferred upon the Plan Administrator by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term “Participating Company” shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

1.19	Plan

The Coca-Cola Bottling Co. Consolidated Officer Retention Plan, as contained herein and as it may be amended from time to time hereafter.

1.20	Plan Administrator

The Executive Vice President and Assistant to the Chairman or such other person designated by such individual or by the Chief Executive Officer of the Company.

1.21	Postponed Retirement

A Participant’s Termination of Employment, other than on account of death, after the date on which the Participant’s Normal Retirement would occur.

1.22	Retire

The act of taking Retirement.

1.23	Retirement

A Participant’s Normal Retirement, Postponed Retirement or Disability Retirement.

1.24	Retirement Benefit

The benefit paid to a Participant in accordance with the provisions of Article III.

1.25	Service

Employment with any Participating Company, including in the discretion of the Plan Administrator, any period during which severance payments are made.

1.26	Severance

Termination of Employment prior to a Participant’s Normal Retirement Date other than on account of Total Disability or death.

1.27	Severance Benefit

The benefit paid to a Participant in accordance with the provisions of Article V.

1.28	Surviving Spouse

The survivor of a deceased Participant to whom such deceased Participant was legally married (as determined by the Plan Administrator) immediately before the Participant’s death.

1.29	Termination for Cause

Termination prior to a Change in Control by reason of (a) the Employee’s commission of an act of embezzlement, dishonesty, fraud, gross neglect of duties, or disloyalty to any Participating Company, (b) the Employee’s commission of a felonious act or other crime involving moral turpitude or public scandal, (c) the Employee’s alcoholism or drug addiction, or (d) the Employee’s improper communication of confidential information about any Participating Company or other conduct committed which the Employee knew or should have known was not in any Participating Company’s best interest.

1.30	Termination of Employment

The date on which the Participant is no longer employed by any Participating Company. For purposes of this Section, a Termination of Employment occurs on the earlier of:

(a)	The later of the date (i) as of which the Employee quits, is discharged, terminates employment in connection with incurring a Total Disability, Retirement or death, or (ii) at the discretion of the Plan Administrator, the Employee is no longer receiving severance payments; or

(b)	The first day of absence of an Employee who fails to return to employment at the expiration of an Authorized Leave of Absence.

1.31	Total Disability

A physical or mental condition under which the Participant qualifies as totally disabled under the group long-term disability plan of the Participating Company; provided, however, that if the Participant is not covered by such plan or if there is no such plan, the Participant shall be under a Total Disability if the Participant is determined to be disabled under the Social Security Act. Notwithstanding any other provisions of the Plan, a Participant shall not be considered Totally Disabled if such disability is due to (i) war, declared or undeclared, or any act of war, (ii) intentionally self-inflicted injuries, (iii) active participation in a riot or (iv) the Participant’s intoxication or the Participant’s illegal use of drugs.

1.32	Vested Percentage

The percentage in which the Participant is vested in benefits attributable to the Participant’s ORP Accrued Retirement Benefit shall be 100% upon (i) Retirement, (ii) death while an Employee or while Totally Disabled but prior to reaching Disability Retirement, or (iii) a Change in Control while an Employee or while Totally Disabled but prior to reaching Disability Retirement. Unless otherwise provided in a Participant’s

ORP Agreement, prior to the occurrence of any of the above events, the Participant’s Vested Percentage in benefits attributable to the Participant’s ORP Accrued Retirement Benefit shall be determined according to the following schedule:

Age	Vested Percentage

50	50%
51	55%
52	60%
53	65%
54	70%
55	75%
56	80%
57	85%
58	90%
59	95%
60	100%

1.33	Year of Plan Participation

A Participant shall be credited with a Year of Plan Participation for the calendar year in which the Participant’s participation in the Plan begins if the Participant remains in Service through the end of such calendar year. With respect to each calendar year following the calendar year in which the Participant’s participation begins, the Participant shall be credited with a Year of Plan Participation for each such calendar year during which the Participant is in Service for the entirety of such calendar year. Notwithstanding any other provision of this Section, a Participant who is an Employee shall be credited with a Year of Plan Participation for the year in which and at the time the Participant attains Normal Retirement.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility

An Employee (a) who is a member of the Participating Company’s “select group of management or highly compensated employees,” as defined in Sections 201(2), 301(a) (3) and 401(a) of ERISA, and (b) who is designated by the Committee, shall be eligible to become a Participant in the Plan.

2.2	Participation

An Employee who is eligible to become a Participant shall become a Participant upon the execution and delivery to the Plan Administrator of an ORP Agreement substantially in the form attached hereto as Exhibit A.

ARTICLE III

RETIREMENT BENEFIT

3.1	Retirement Benefit

(a)	Eligibility for Retirement Benefit: Upon a Participant’s Normal Retirement, Postponed Retirement or Disability Retirement, the Participating Company shall pay the Participant a Retirement Benefit subject to the conditions and adjustments described in this Section.

(b)	Election of Payment Form:

(1)	Special Payment Election in 2005: Each Participant who is an Employee during 2005 shall be given the opportunity during 2005 to make a payment election applicable to the Participant’s ORP Accrued Retirement Benefit. The Participant may elect that the Participant’s ORP Accrued Retirement Benefit be paid in equal monthly installments over 10, 15 or 20 years. If a Participant described in this Paragraph fails to make a payment election described in this Paragraph, the Participant’s ORP Accrued Retirement Benefit shall be paid in equal monthly installments over 20 years. Any election made pursuant to this Paragraph shall be irrevocable on December 31, 2005.

(2)	Payment Election after 2005: Each individual who first becomes a Participant after 2005 shall elect that the Participant’s ORP Accrued Retirement Benefit be paid in equal monthly installments over 10, 15 or 20 years. Such election must be filed with the Plan Administrator within 30 days following the date of the Participant’s ORP Agreement. If a Participant described in this Paragraph fails to make a payment election described in this Paragraph, the Participant’s ORP Accrued Retirement Benefit shall be paid in equal monthly installments over 20 years. Any election made pursuant to this Paragraph shall be irrevocable 30 days following the date of the Participant’s ORP Agreement.

(c)	Amount and Commencement of Retirement Benefit:

(1)	The present value of the Retirement Benefit as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal the ORP Accrued Retirement Benefit the Participant accrued as of the Participant’s Retirement.

(2)	Payment of a Participant’s Retirement Benefit shall be made to the Participant beginning on the Annuity Starting Date described in Section 1.2(a) and continuing on the first day of each month thereafter until expiration of the period certain. The present value of the monthly installments as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal Participant’s ORP Accrued Retirement Benefit accrued as of the date of the Participant’s Retirement.

3.2	Reemployment

If a Retired Participant again becomes an Employee, such reemployment shall not affect in any way the Participant’s Retirement Benefit; and unless the Plan Administrator otherwise decides, the Participant shall not accrue any additional benefit under the Plan on account of such reemployment.

ARTICLE IV

DEATH BENEFIT

4.1	Amount of Death Benefit Before Payment Begins

If a Participant dies before receiving any payment under the Plan, the death benefit shall equal the Vested Percentage of the Participant’s ORP Accrued Retirement Benefit as of the Participant’s death. Notwithstanding the preceding sentence:

(a)	No death benefit shall be paid if the Participant dies after a Termination for Cause; or

(b)	If a Participant entitled to a Change in Control Benefit under Section 6.1 dies before payment of the Participant’s Change in Control Benefit has begun, the amount of the death benefit shall be determined in accordance with Section 6.1(b)(3).

4.2	Amount of Death Benefit After Annuity Payments Begin

If a Participant dies after monthly installments begin but before all payments have been made, the monthly installments remaining shall be paid to the Participant’s Beneficiary in a single lump sum, the present value of which shall be determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis applied to the remaining monthly installments.

4.3	Form of Benefit

Payment of all death benefits shall be made in a single lump sum.

4.4	Time of Payment

The payment of a death benefit under this Article shall be made on the Annuity Starting Date described in Section 1.2(b).

ARTICLE V

SEVERANCE BENEFIT

5.1	Severance Benefit

(a)	Eligibility for Severance Benefit: Upon a Participant’s Severance, the Participating Company shall pay the Participant a Severance Benefit subject to the conditions and adjustments described in this Section.

(b)	Election of Payment Form: The Participant’s Severance Benefit shall be paid in the form elected under Section 3.1(b).

(c)	Amount and Commencement of Severance Benefit:

(1)	The present value of the Severance Benefit as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal the Vested Percentage of the Participant’s ORP Accrued Retirement Benefit as of the date of the Participant’s Severance.

(2)	Payment of the Participant’s Severance Benefit shall be made to the Participant beginning on the Annuity Starting Date described in Section 1.2(a) and continuing on the first day of each month thereafter until the expiration of the period certain. The present value of the monthly installments as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal the Vested Percentage of the Participant’s ORP Accrued Retirement Benefit accrued as of the Participant’s date of Severance.

5.2	Reemployment

Except as otherwise provided in this Section, if a Participant who has had a Severance again becomes an Employee, such reemployment shall not affect in any way the Participant’s Severance Benefit; and unless the Plan Administrator decides otherwise, the Participant shall not accrue any additional benefit under the Plan on account of such reemployment.

ARTICLE VI

CHANGE IN CONTROL BENEFIT

6.1	Change in Control

(a)	Eligibility for Change in Control Benefit: Upon a Change in Control, the Participating Company shall pay to each Participant who is an Employee on the date of the Change in Control a Change in Control Benefit in lieu of any other benefits to which the Participant may be entitled under the Plan. The Change in Control Benefit shall be subject to the conditions and adjustments described in Subsection (b) of this Section.

(b)	Amount, Form and Commencement of Change in Control Benefit:

(1)	The present value of the Change in Control Benefit as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal the Participant’s CIC Amount. The “CIC Amount” means the ORP Accrued Retirement Benefit that the Participant would have accrued as of the Participant’s Normal Retirement Date had the Participant’s Years of Plan Participation continued unbroken through the Participant’s Normal Retirement Date. (Solely for illustration purposes, the CIC Amount of a Participant whose ORP Accrued Retirement Benefit schedule attached to the Participant’s ORP Agreement was Exhibit B hereto would be $500,000, irrespective of the plan year or the Participant’s age during which the Change in Control occurred.)

(2)	The Participant (i) may make an election to have the Participant’s Change in Control Benefit paid in a single lump sum or in equal monthly installments over 10, 15 or 20 years, and (ii) may make an election to have payment of the Participant’s Change in Control Benefit commence at a time later than the Annuity Starting Date described in Section 1.2(c). Such elections must be made in accordance with the provisions of Section 3.1(b); provided, however, that if a Participant fails to make a payment election for the Participant’s Change in Control Benefit, the Participant’s Change in Control Benefit shall be paid in a single lump sum as of the Annuity Starting Date described in Section 1.2(c).

(3)	If a Participant elects payment of the Participant’s Change in Control Benefit in monthly installments for a period certain, then payment shall be made to the Participant beginning on the Annuity Starting Date and continuing on the first day of each month thereafter until expiration of the period certain. The present value of the monthly installments as of the Annuity Starting Date, determined by using a discount rate of 8% per annum using simple interest computed on a monthly basis, shall equal the Participant’s CIC Amount.

(4)	If a Participant elects to have payment of the Participant’s Change in Control Benefit commence at a time later than the Annuity Starting Date, then payment shall be made to the Participant beginning on the date elected and, if in monthly installments, continuing on the first day of each month thereafter until the expiration of the period certain. If payment is in a single lump sum, the amount of the lump sum shall equal the Participant’s CIC Amount, increased at the rate of 8% per annum using simple interest computed on a monthly basis for the period from the Annuity Starting Date to the date of payment of the single lump sum; provided, however, that no increase shall apply after the Participant’s Normal Retirement Date. If payment is made in monthly installments, the present value of the monthly installments as of the date payment commences, determined by using a discount rate of 8% per annum simple interest (not compounded), shall equal the Participant’s CIC Amount, increased at the rate of 8% per annum using simple interest computed on a monthly basis for the period from the Annuity Starting Date to the date payment of the monthly installments commence; provided, however, that no increase shall apply after the Participant’s Normal Retirement Date.

(5)	If a Participant entitled to a Change in Control Benefit dies before payment of the Participant’s Change in Control Benefit has begun or been completed, then full payment of the Change in Control Benefit, as determined under this Section, shall still be made, and the payment(s) remaining to be paid shall be paid instead to the Participant’s Beneficiary in a lump sum on the Annuity Starting Date described in Section 1.2(b). If payment of the Change in Control Benefit had not begun before the Participant’s death, the amount of the lump sum shall be the Participant’s CIC Amount, increased, if the Participant had elected a benefit commencement date later than the Annuity Starting Date provided in Section 1.2(c), at the rate of 8% per annum using simple interest computed on a monthly basis for the period from said Annuity Starting Date to the Annuity Starting Date described in Section 1.2(b); provided, however, that no such increase shall apply after the Participant’s Normal Retirement Date. If payment of the Change in Control Benefit had begun before the Participant’s death, the amount of the lump sum shall be the present value of the remaining monthly installments as determined in Section 4.2.

(c)	Benefits of Other Participants: If, as of the date of a Change in Control, a Participant is not entitled to a Change in Control Benefit under the preceding provisions of this Section but is entitled to one or more future payments under Article III or Article V, such benefits shall be paid when, as and in the amount(s) provided in Article III or V, and Article IV if he dies before all benefit payments have been made. If, as of the date of a Change in Control, any death benefit remains to be paid with respect to a deceased Participant, such death benefit shall be paid when, as and in the amount provided in Article IV.

6.2	Enlargement of Benefits

Notwithstanding any provision in the Plan to the contrary, the Committee shall have the right prior to (but not after) a Change in Control to unilaterally increase the amount of any benefit for any Participant or Beneficiary.

ARTICLE VII

CONDITIONS

7.1	Suicide

Notwithstanding any provision in the Plan to the contrary, if any Participant dies as a result of suicide within 30 months of entering into an ORP Agreement, then the Participant’s benefits under the Plan shall be forfeited, and no benefit shall be paid to the Participant’s Beneficiary.

7.2	Noncompetition

In the event a Participant, during the period of the Participant’s employment and for 3 years following the Termination of Employment for any Cause or without Cause, (i) directly or indirectly, engages in the same or similar line of business carried on by any Participating Company in any territory in which any Participating Company is doing business during the period of one year preceding the Participant’s Termination of Employment, (ii) directly or indirectly, either for the Participant’s own account or for the account of any other person or entity, hires, solicits or attempts to persuade any employee, agent or consultant of any Participating Company to terminate or alter such person’s relationship with any Participating Company to any Participating Company’s detriment, or (iii) persuades, encourages or causes, directly or indirectly, any supplier or customer of any Participating Company, including but not limited to any supplier or customer with whom the Participant had or has material contacts in the course of the Participant’s employment with any Participating Company, to terminate such person’s relationship with any Participating Company or divert any business from any Participating Company, then the Participant shall forfeit any benefit to which the Participant may be entitled hereunder and within 30 days of a written request of the Company shall reimburse the Company for any benefit paid to Participant hereunder. This Section shall not apply to any actions which occur after both a Participant’s Termination of Employment and a Change in Control.

7.3	Forfeiture for Cause

Notwithstanding any provision in the Plan to the contrary, a Participant shall forfeit all rights to any benefits under the Plan if the Participant is Terminated for Cause by any Participating Company.

7.4	Special Provisions for “Specified Employees”

Notwithstanding any other provision of the Plan to the contrary, to the extent applicable, in no event shall a Retirement Benefit or Severance Benefit be made to a “specified employee” within the meaning of Section 409A of the Code earlier than 6 months after the date of the Participant’s Termination of Employment, except in connection with the Participant’s death.

ARTICLE VIII

ADMINISTRATION OF THE PLAN

8.1	Powers and Duties of the Plan Administrator

The Plan Administrator shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements and establishing and maintaining Plan records). In the exercise of the Plan Administrator’s sole and absolute discretion, the Plan Administrator shall interpret the Plan’s provisions (and all ambiguities) and, subject to the Committee’s approval, determine the eligibility of individuals for benefits.

8.2	Agents

The Plan Administrator may engage such legal counsel, certified public accountants and other advisors and service providers, who may be advisors or service providers for one or more Participating Companies, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Plan Administrator may rely upon the written opinion of any legal counsel or accountants engaged by the Plan Administrator, and may delegate to any person or persons the Plan Administrator’s authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Administrator.

8.3	Reports to the Committee

The Plan Administrator shall report to the Committee as frequently as the Committee shall specify, with regard to the matters for which the Plan Administrator is responsible under the Plan.

8.4	Limitations on the Plan Administrator

The Plan Administrator shall not be entitled to act on or decide any matter relating solely to Plan Administrator or any of Plan Administrator’s rights or benefits under the Plan. In the event the Plan Administrator is unable to act in any matter by reason of the foregoing restriction, the Committee shall act on such matter. The Plan Administrator shall not receive any special compensation for serving in the capacity but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by ERISA, no bond or other security shall be required of the Plan Administrator in any jurisdiction. The Plan Administrator or any agent to whom the Plan Administrator delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

8.5	Benefit Elections, Procedures and Calculations

The Plan Administrator shall establish, and may alter, amend and modify from time to time, the procedures pursuant to which Participants and Beneficiaries may make their respective elections, requests and designations under the Plan. The Plan Administrator shall also establish the election and designation forms that Participants and Beneficiaries must use for such purposes. No election, request or designation by a Participant or a Beneficiary shall be effective unless and until it has been executed and delivered to the Plan Administrator (or the Plan Administrator’s authorized representative) and has also satisfied any other conditions or requirements that may apply to such election, request or designation under any other applicable provision of the Plan.

8.6	Instructions for Payments

All requests of or directions to any Participating Company for payment or disbursement shall be signed by the Plan Administrator or such other person or persons as the Plan Administrator may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.

8.7	Claims for Benefits

(a)	General: In the event a claimant has a claim under the Plan, such claim shall be made by the claimant’s filing a notice thereof with the Plan Administrator. (A claimant may authorize a representative to act on the claimant’s behalf with respect to the claim.) Each such claim shall be referred to the Plan Administrator for the initial decision with respect thereto. Each claimant who has submitted a claim to the Plan Administrator shall be afforded a reasonable opportunity to state such claimant’s position and to submit written comments, documents, records, and other information relating to the claim to the Plan Administrator for Plan Administrator’s consideration in rendering Plan Administrator’s decision with respect thereto. A claimant shall also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(b)	Plan Administrator’s Decision: The Plan Administrator will consider the claim and make a decision and notify the claimant in writing within a reasonable period of time but not later than 90 days after the Plan Administrator receives the claim. Under special circumstances, the Plan Administrator may take up to an additional 90 days to review the claim if the Plan Administrator determines that such an extension is necessary due to matters beyond the Plan Administrator’s control. If this happens, the claimant will be notified before the end of the initial 90-day period of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision. If any part of the claim is denied, the notice will include specific reasons for the denial and specific references to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary to file the claim properly and explain why this material or information is necessary, and describe the Plan’s review procedures, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefits determination on review.

(c)	Review of Decision: The claimant may have the denial of any part of the claim reviewed. The denial will be reviewed by the Committee. To obtain a review, the claimant must submit a written request for review to the Committee within 90 days after the claimant receives the written decision of the Plan Administrator. The written request may include written comments, documents, records, and other information relating to the claim. The claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records, and other information relevant to the claim.

The Committee will review the case and notify the claimant of its decision, whether favorable or unfavorable, within a reasonable period of time, but no later than 60 days after it receives the claim. The review will take into account all comments, documents, records, and other information the claimant submits, without regard to whether such information was submitted or considered in the initial benefit determination. Under special circumstances, the Committee may take up to an additional 60 days to review the claim if it determines that such an extension is necessary due to matters beyond its control. If this happens, the claimant will be notified before the end of the initial 60-day period of the circumstances requiring the extension and the date by which the Committee expects to render a decision.

The notification to the claimant will be in writing, specify the reasons for its decision, make specific references to the Plan provisions on which the denial was based, and include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA.

The decision of the Committee will be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.8	Hold Harmless

To the maximum extent permitted by law, no member of the Committee or the Plan Administrator shall be personally liable by reason of any contract or other instrument executed by the Plan Administrator or a member of the Committee or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and each Participating Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), the Plan Administrator and each member of the Committee and each other officer, employee, or director of any Participating Company to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of any Participating Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith or such indemnification is contrary to law.

8.9	Service of Process

The Secretary of the Company or such other person designated by the Board shall be the agent for service of process under the Plan.

ARTICLE IX

DESIGNATION OF BENEFICIARIES

9.1	Beneficiary Designation

Every Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary designation by filing a new designation with the Plan Administrator. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Committee concerning the effectiveness of any Beneficiary designation and the identity of any Beneficiary shall be final. If a Beneficiary dies after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, and if no contingent Beneficiary has been designated, then for the purposes of the Plan any remaining payments that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

9.2	Failure to Designate Beneficiary

If no Beneficiary designation is in effect at the time of the Participant’s death (including a situation where no designated Beneficiary is alive or in existence at the time of the Participant’s death), the benefits, if any, payable under the Plan after the Participant’s death shall be made to the Participant’s Surviving Spouse, if any, or if the Participant has no Surviving Spouse, to the Participant’s estate. If the Plan Administrator is in doubt as to the right of any person to receive such benefits, the Plan Administrator may direct the Participating Company to withhold payment, without liability for any interest thereon, until the rights thereto are determined, or the Plan Administrator may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction; and such payment shall be a complete discharge of the liability of the Participating Company.

ARTICLE X

WITHDRAWAL OF PARTICIPATING COMPANY

10.1	Withdrawal of Participating Company

A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date on which notice is received by the Board. The Participating Company shall withdraw from participating in the Plan if and when it ceases to be either a division of the Company or an Affiliate. The Committee may require the Participating Company to withdraw from the Plan, as of any withdrawal date the Committee specifies.

10.2	Effect of Withdrawal

A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce or otherwise affect benefits accrued as of the date of withdrawal. With respect to former Employees, “accrued benefits” are benefits to which the former Employees are entitled under the provisions of the Plan as the provisions existed immediately before the withdrawal. With respect to Employees, “accrued benefits” are the benefits to which the Employees would be entitled under the provisions of the Plan as the provisions existed immediately before the withdrawal if their employment had terminated (other than on account of death or Total Disability) on the day before the withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE XI

AMENDMENT OR TERMINATION OF THE PLAN

11.1	Right to Amend or Terminate Plan

(a)	By the Board or the Committee: Subject to Subsection (c) of this Section, the Board or the Committee reserves the right at any time to amend or terminate the Plan, in whole or in part, and for any reason and without the consent of any Participating Company, Participant, or Beneficiary. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

(b)	By the Plan Administrator: Subject to Subsection (c) of this Section, the Plan Administrator may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan, provided the amendment does not materially affect the estimated cost to the Participating Companies of maintaining the Plan. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Plan Administrator.

(c)	Limitations: In no event shall an amendment or termination of the Plan modify, reduce or otherwise affect benefits accrued as of the date of the amendment or termination. With respect to former Employees, “accrued benefits” are benefits to which the former Employees are entitled under the provisions of the Plan as the provisions existed immediately before the amendment or termination. With respect to Employees, “accrued benefits” are the benefits to which the Employees would be entitled under the provisions of the Plan as the provisions existed immediately before the amendment or termination if their employment had terminated without Cause (other than on account of death or Total Disability) on the day before the amendment or termination. Notwithstanding the preceding provisions of this Subsection, from and after the date of a Change in Control no amendment or termination may be made to the Plan that, without the express written consent of the affected Participant or Beneficiary (as the case may be), directly or indirectly changes the amount, time or method of payment of (i) any Change in Control Benefit resulting from the Change in Control or (ii) any Retirement Benefit, Severance Benefit, death benefit or other benefit that had accrued by the date of the Change in Control.

(d)	Effect of Amendment and Restatement: This amendment and restatement of the Plan shall not affect the time, amount or method of payment of Plan benefits paid on or after the Effective Date to any Participant whose employment with the Company terminated on or before the Effective Date, and such Participant’s benefits (including any death benefits) shall be determined under the provisions of the Plan as in effect immediately prior to the Effective Date; provided, however, upon a Change in Control, the provisions of Section 6.1(c) and Subsection (c) of this Section shall apply to any remaining benefits of such Participant.

11.2	Notice

Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and to all Participating Companies.

ARTICLE XII

GENERAL PROVISIONS AND LIMITATIONS

12.1	No Right to Continued Employment

Nothing contained in the Plan shall give any Employee the right to be retained in the employment of any Participating Company or affect the right of any such employer to dismiss any Employee with or without Cause. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee. Unless a written contract of employment has been executed by a duly authorized representative of a Participating Company, such Employee is an “employee at will.”

12.2	Payment on Behalf of Payee

If the Plan Administrator finds that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Plan Administrator so elects, be paid to such person’s spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Plan Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and every Participating Company.

12.3	Nonalienation

No interest, expectancy, benefit, payment, claim or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary, (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person attempts to take any action contrary to this Section, such action shall be null and void and of no effect; and the Plan Administrator and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof.

If any Participant or Beneficiary hereunder becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Plan Administrator, cease and terminate; and in such event, the Plan Administrator may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Plan Administrator may deem proper.

12.4	Missing Payee

If the Plan Administrator cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Plan Administrator or any Participating Company, and within three months after such mailing such person has not made written claim therefore, the Plan Administrator if the Plan Administrator so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited; and upon such cancellation, the Participating Company shall have no further liability therefore, except that, in the event such person later notifies the Plan Administrator of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid shall be paid to such person without interest for late payment.

12.5	Required Information

Each Participant shall file with the Plan Administrator such pertinent information concerning himself or herself, such Participant’s Beneficiary, or such other person as the Plan Administrator may specify; and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

12.6	No Trust or Funding Created

The obligations of each Participating Company to make payments hereunder constitutes a liability of such Participating Company to a Participant or Beneficiary, as the case may be. Such payments shall be made from the general funds of the Participating Company; and the Participating Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made; and neither a Participant nor a Beneficiary shall have any interest in any particular asset of the Participating Company by reason of its obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between any Participating Company and a Participant or any other person, it being the intention of the parties that the Plan be unfunded for tax purposes and for Title I of ERISA. The rights and claims of a Participant or a Beneficiary to a benefit provided hereunder shall have no greater or higher status than the rights and claims of any other general, unsecured creditor of any Participating Company; and the Plan constitutes a mere promise to make benefit payments in the future.

12.7	Binding Effect

Obligations incurred by any Participating Company pursuant to the Plan shall be binding upon and inure to the benefit of such Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

12.8	Merger or Consolidation

In the event of a merger or a consolidation by any Participating Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of a Participating Company by another corporation, then and in such event the obligations and responsibilities of such Participating Company under the Plan shall be assumed by any such successor or acquiring corporation; and all of the rights, privileges and benefits of the Participants and Beneficiaries hereunder shall continue.

12.9	Entire Plan

This document, any elections provided for in the Plan, any written amendments hereto and the ORP Agreements contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

12.10	Withholding

Each Participating Company shall withhold from benefit payments all taxes required by law.

12.11	Compliance with Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

12.12	Construction

Unless otherwise indicated, all references to articles, sections and subsections shall be to the Plan as set forth in this document. The titles of articles and the captions preceding sections and subsections have been inserted solely as a matter of convenience of reference only and are to be ignored in any construction of the provisions of the Plan. Whenever used herein, unless the context clearly indicates otherwise, the singular shall include the plural and the plural the singular.

12.13	Applicable Law

The Plan shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 7th day of December, 2005.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Henry W. Flint
Officer’s Name:	Henry W. Flint
Officer’s Title:	Executive Vice President and Assistant to the Chairman

EXHIBIT A

ORP AGREEMENT

THIS ORP AGREEMENT is made this      day of                     , 200  , by and between Coca-Cola Bottling Co. Consolidated (the “Company”) and                                         , an employee of the Participating Company (the “Participant”).

W I T NE S S E T H :

WHEREAS, the Company has adopted the Coca-Cola Bottling Co. Consolidated Officer Retention Plan (the “Plan”) for the purpose of providing additional incentives to a select group of highly compensated or management employees of the Participating Company; and

WHEREAS, the Participant has been selected for participation in the Plan; and

WHEREAS, this Agreement is made to evidence the Participant’s participation in the Plan and to set forth certain bases for determining the Participant’s benefits under the Plan.

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

1. Incorporation of Plan. The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement.

2. Definitions. When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.

3. No Interest Created. Neither the Participant, the Participant’s Beneficiary, nor any other person claiming under the Participant shall have any interest in any assets of the Company, including policies of insurance. The Participant and such Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this Agreement.

4. Benefits. The amount of the Participant’s benefits, if any, shall be determined according to the Schedule attached hereto and made a part hereof.

5. Benefit Elections. The Participant may make an election regarding the form of payment of the Participant’s Retirement Benefit and Severance Benefit and the form and timing of payment of the Participant’s Change in Control Benefit on an election form provided by the Plan Administrator. To be effective, such elections must be filed with the Plan Administrator within 30 days following the date of this Agreement. Such elections shall become irrevocable 30 days from the date of this Agreement; no subsequent change to the election is permitted.

6. Noncompetition. As provided in the Plan, the Company shall have no obligation to pay any benefits to or on behalf of the Participant if, within 3 years of Termination of Employment, the Participant competes with or becomes interested in a business which competes with any Participating Company. This provision shall not apply, however, if the Participant’s Termination of Employment occurs after a Change in Control.

Exhibit A-1

7. Suicide. As provided in the Plan, the Company shall have no obligation to pay any benefits on behalf of the Participant if the Participant commits suicide within 30 months of date of this Agreement. If this Agreement replaces a prior ORP Agreement evidencing the Participant’s participation in the Plan, this 30 month period shall be measured from the date of the prior ORP Agreement.

8. Governing Law. This Agreement and all rights thereunder shall be construed and enforced in accordance with the Employee Retirement Income Security Act of 1974, as amended, and, to the extent that state law is applicable, the laws of the State of Delaware.

9. Notices. Whenever notices are required by the Plan, they shall be deemed given if sent by first class mail, postage prepaid, to the parties of the following addresses or at such other addressee as may be designated in writing by the applicable party:

Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211
Attention: Plan Administrator

b.	Participant:

10. Entire Agreement. This Agreement contains the entire agreement and understanding of the Company and the Participant with respect to the matters contained herein and supersedes and replaces all prior agreements and understandings, written or oral, with respect thereto. Not in limitation of the foregoing, if the Participant has participated in the Plan, this Agreement supercedes and replaces any prior ORP Agreement evidencing the Participant’s participation in the Plan.

11. Receipt of Plan. The Participant acknowledges the receipt of a copy of the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Officer’s Name:
Officer’s Title:

Participant

Exhibit A-2

SCHEDULE TO ORP AGREEMENT

_________________________________________

Name of Participant

Plan Year	Age	Benefit Earned (subject to vesting)

Exhibit A-3